RYDEX SERIES FUNDS

Amendment dated May 21, 2018
to the Advisory Agreement between
Rydex Series Funds and Security Investors, LLC
Dated March 1, 2012

Amendment to
SCHEDULE A
to the
ADVISORY AGREEMENT
dated March 1, 2012 between
RYDEX SERIES FUNDS
and
SECURITY INVESTORS, LLC

Schedule A to the Advisory Agreement between Rydex Series Funds (the “Trust”) and Security Investors, LLC (the “Adviser”) dated March 1, 2012, as amended to date (the “Agreement”), is hereby further amended to reflect the addition of breakpoints to the advisory fees charged by the Funds, and shall replace the current Schedule A to the Agreement in full effective June 1, 2018. This revised Schedule A is incorporated into and made a part of the Agreement.

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SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Fund	Rate
Banking	0.85%	Leisure	0.85%
Basic Materials	0.85%	Long Short Equity	0.90%
Biotechnology	0.85%	Mid-Cap 1.5x Strategy	0.90%
Commodities Strategy Fund	0.75%	Managed Futures Strategy	0.90%
Consumer Products	0.85%	Monthly Rebalance NASDAQ-100® 2x Strategy	0.90%
Dow Jones Industrial Average Fund	0.75%	Multi-Hedge Strategies	1.15%
Electronics	0.85%	NASDAQ-100®	0.75%
Emerging Markets 2x Strategy	0.90%	Nova	0.75%
Emerging Markets Bond Strategy	0.75%	Precious Metals	0.75%
Energy	0.85%	Real Estate	0.85%
Energy Services	0.85%	Retailing	0.85%
Europe 1.25x Strategy	0.90%	Russell 2000®	0.75%
Event Driven and Distressed Strategies	0.90%	Russell 2000® 1.5x Strategy	0.90%
Financial Services	0.85%	S&P 500®	0.75%
Government Long Bond 1.2x Strategy	0.50%	S&P 500® Pure Growth	0.75%
Health Care	0.85%	S&P 500® Pure Value	0.75%
High Yield Strategy	0.75%	S&P MidCap 400® Pure Growth	0.75%
Internet	0.85%	S&P MidCap 400® Pure Value	0.75%
Inverse Emerging Markets 2x Strategy	0.90%	S&P SmallCap 600® Pure Growth	0.75%
Inverse Government Long Bond Strategy	0.90%	S&P SmallCap 600® Pure Value	0.75%
Inverse High Yield Strategy	0.75%	Strengthening Dollar 2x Strategy	0.90%
Inverse Mid-Cap Strategy	0.90%	Technology	0.85%
Inverse NASDAQ-100® Strategy	0.90%	Telecommunications	0.85%
Inverse Russell 2000® Strategy	0.90%	Transportation	0.85%
Inverse S&P 500® Strategy	0.90%	U.S. Government Money Market	0.50%
Japan 2x Strategy	0.75%	Utilities	0.85%
		Weakening Dollar 2x Strategy Fund	0.90%

Further, the advisory fee rate for each Fund listed above, except for the Event Driven and Distressed Strategies Fund, Managed Futures Strategy Fund, Multi-Hedge Strategies Fund, and Long Short Equity Fund (the “Alternative Funds”), will be reduced in accordance with the schedule below when the aggregate daily net assets of the Funds (excluding the Alternative Funds) and the series of Rydex Dynamic Funds equal or exceed $10 billion.

Assets Under Management	Asset-Based Breakpoint Reductions
$500 million - $1 billion	0.025%
> $1 billion - $2 billion	0.05%
> $2 billion	0.075%

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly authorized officers as of the 21st day of May, 2018.

RYDEX SERIES FUNDS

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: President

SECURITY INVESTORS, LLC

By: /s/ Amy J. Lee
Name: Amy J. Lee
Title: Senior Vice President and Secretary